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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        DATE OF REPORT - October 18, 1999
                        (Date of Earliest Event Reported)



                             BIG ENTERTAINMENT, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                           Commission File No. 0-22908



         Florida                                          65-0385686
---------------------------------             ---------------------------------
(State of Incorporation)                              (I.R.S. Employer
                                                      Identification No.)


2255 Glades Road, Suite 237, West
       Boca Raton, Florida                                  33431
---------------------------------             ---------------------------------
      (Address of principal                              (Zip Code)
       executive offices)


       Registrant's telephone number, including area code: (561) 998-8000

26141.0006
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Item 5.    Other Events

           Amendment to Stockholder Rights Plan

           On October 18, 1999, the Company amended its Stockholder Rights Plan, (the "Plan"). Pursuant to the terms of the original Plan, the Board of Directors of the Company declared a dividend of one right (the "Right(s)") for each share of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company outstanding as of September 4, 1996. Pursuant to the terms of the Plan, as amended, each Right now entitles the registered holder to purchase from the Company one one-thousandth (1/1,000) of a share of a new series of preferred shares of the Company, designated as Series E Junior Preferred Stock ("Preferred Stock"), at a price of $100.00 per one one-thousandth (1/1,000) of a share (the "Exercise Price"), subject to certain adjustments. The description and terms of the Rights and Plan, as amended, are set forth in an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent ("Rights Agent"), dated as of August 23, 1996.

           The Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of the Company's preferred stock. The Preferred Stock may not be issued except upon exercise of Rights. Each share of Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $0.001 per share and 1,000 times the cash dividends declared on the Company's Common Stock. In addition, the Preferred Stock is entitled to 1,000 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of liquidation, the holders of Preferred Stock will be entitled to receive for each share, a liquidation payment in an amount equal to the greater of $1,000 or 1,000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The rights of Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

           Fractions of shares of Preferred Stock (other than fractions that are integral multiples of one one-thousandth (1/1,000) of a share) may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-thousandth (1/1,000) of a share.

           The terms of the amended Plan grant the Company's Board of Directors the option, after any person or group acquires beneficial ownership of 15% or more of the voting stock but before there has been a 50% acquisition, to exchange each then valid Right (which would exclude Rights held by the Acquiring Person (as defined in the Amended and Restated Rights Agreement) that have become void) for that number of


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shares of the Company's Common Stock having a fair market value on the date of such 15% acquisition equal to the excess of (i) the value of the shares of Preferred Stock issuable upon exercise of the Right in the event of such acquisition over (ii) the exercise price of the Right, in each case as adjusted.

           The amended Plan also deletes all references to "Continuing Directions" contained in the original Plan.

           The form of Amended and Restated Rights Agreement between the Company and the Rights Agent, specifying the terms of the Rights, is attached hereto as an exhibit and incorporated herein by reference. The foregoing description of the Rights and Plan are qualified by reference to such exhibit.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

                     (c)       Exhibits.

                               1. Amended and Restated Rights Agreement dated as of August 23, 1996 between Big Entertainment, Inc. and American Stock Transfer & Trust Company, as Rights Agent. The Rights Agreement includes as Exhibit A the form of Right Certificate and as Exhibit B the form of Designations of Preferences, Rights and Limitations of Series E Junior Preferred Stock.







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                                   SIGNATURES
                                   ----------



           Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                By: /s/ W. Robert Shearer
                                    -----------------------------------------
                                    W. Robert Shearer
                                    Senior Vice President and General Counsel

October 19, 1999







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